Exhibit 3.1

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4069 (775) 684-5708 Website: secretaryofstate.biz

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)
Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 2009845274-01
Filing Date and Time 12/08/2008 4:46 PM
Entity Number E0731622006-8

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporation
Pursuant to NRS 78.385 and 78.390 - (After issuance of Stock)

1. Name of the corporation:
NEW IMAGE CONCEPTS,

2. The articles have been amended as follows (provide article number if available):

Article One is changed to read as follows:
     1.  Name of Corporation:                   Car Charging Group, Inc.
Article Three is changed to read as follows:
     3.  The Company is authorized to issue up to 520,000,000 shares of stock, of which 500,000,000 shares shall be authorized for common stock, par value $0.001 and 20,000,000 shares shall be authorized for blank check preferred stock, par value $0.001.

Pursuant to the stockholder consent, the board of directors is hereby authorized to issue the preferred stock and to fix the designations, preferences and rights of the preferred stock pursuant to a board resolution.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power or such greater proportion of the voting power as may be required in the case of a vote by classes or series , or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:    93.35%

4. Effective date of filing (optional):
(must not be later than 90 days after the certificate is file)

5. Officer signature (required): X /s/ Belen Flores

*if any proposed amendment would alter or change any preference or any relative to other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees ay cause this filing to be rejected.

This form must be accompanied by appropriate fees.